Exhibit 99.3

Griffon Corporation Announces Closing of Joint Venture with ONCAP to Combine AMES North America and Venanpri Tools

NEW YORK, NEW YORK, June 10, 2026 – Griffon Corporation (NYSE: GFF) (the “Company” or “Griffon”) today announced the closing of the joint venture of Griffon’s AMES Companies (“AMES”) United States and Canada businesses with Venanpri Tools, the global professional and consumer tool provider majority owned by ONCAP, a subsidiary of Onex Corporation (TSX:ONEX).

The joint venture, named Veritage Brands, is a leading global provider of hand tools, home organization solutions, and lawn and garden products for professionals and consumers. More information about Veritage Brands is available in a joint release issued earlier today by ONCAP and Griffon.

Veritage Brands is managed as a portfolio company of ONCAP which, together with other affiliates, holds a 57% equity interest in the joint venture.

Griffon received $100 million cash consideration and $161 million of second lien debt from Veritage Brands for the sale of AMES U.S. and Canada. Griffon holds a 43% equity interest in the joint venture.

“Today’s closing represents a significant step forward for Veritage Brands and Griffon alike,” said Ronald J. Kramer, Chairman and CEO of Griffon. “With ONCAP as our partner, we believe Veritage Brands has a strong foundation to accelerate growth, expand its global presence, and continue delivering value for customers and stakeholders.”

“The completion of this transaction also further advances Griffon’s strategic evolution into a pure-play building products company,” added Mr. Kramer. “With leading positions across key residential and commercial product categories, we remain focused on driving organic growth, strategically investing in our businesses and continuing to deliver long-term value for shareholders.”

“The formation of Veritage Brands is an important step for unlocking shareholder value,” added Mr. Kramer. “Griffon is the largest North American provider of residential garage doors and commercial sectional doors, rolling steel doors, and grille products, as well as a leading brand of residential and commercial ceiling fans. We will continue to focus on growing our businesses organically, while prioritizing shareholder returns.”

Goldman Sachs & Co. LLC acted as financial advisor and Dechert LLP acted as legal counsel to Griffon for the formation of the joint venture. Canaccord Genuity LLC acted as financial advisor and Torys LLP acted as legal counsel to ONCAP and Venanpri.

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Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, the industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “achieves,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings and improved operational results from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as steel, resin and wood, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events or military conflicts that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including inflation, interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; effects of possible IT system failures, data breaches or cyber-attacks; the impact of pandemics on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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About Griffon Corporation

Griffon Corporation is a leading provider of residential and commercial building products. The Company is the largest North American manufacturer and marketer of garage doors under the Clopay, IDEAL and Holmes brands, and rolling steel door and grille products under the Clopay, Cornell, and Cookson brands. The Company is also a leading provider of residential, industrial, and commercial ceiling fans sold under the Hunter, Casablanca, and Jan Fan brands.

AMES Australia is classified as a discontinued operation.

For more information on Griffon, please see the Company’s website at www.griffon.com.

Company Contact:	Investor Relations Contact:
Brian G. Harris	Tom Cook
EVP & Chief Financial Officer	Managing Director
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8250
IR@griffon.com
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